Exhibit 10.18

Entrusted Loan Trust Agreement

Principal: Taicang Harbour Golden Concord Electric-Power

Generation Co., Ltd.

Agent: Bank of Jiangsu, Xuanwu Branch

Bank of Jiangsu, Xuanwu Branch

Entrustment Agreement

Upon the application of the Principal, the Principal will entrust its freely disposable and legally obtained capital to the Agent for it to extend an entrusted loan (the “Entrusted Loan”) to the Borrower appointed by the Principal with the risk to be borne by the Principal, and the Agent agrees to be the agent bank. The following agreement (the “Agreement”) is therefore entered into by the Parties upon mutual agreement through consultation.

Article 1 The Principal will entrust RMB 100 million to the Agent to extend an Entrusted Loan in accordance with relevant entrusted loan procedures.

Article 2 The Principal shall deposit the entrusted capital (the “Entrusted Capital”) in the agreed amount in one installment or several installments to the entrusted account set up in the Agent bank within three (3) business days after this Agreement comes into effect.

Article 3 The Agent will handle the Entrusted Loan according to the principle of “Deposit first and extend a loan after awards and no overdraft”. The amount of the Entrusted Loan shall be determined by the Principal only within the limit of the Entrusted Capital.

Article 4 After this Agreement comes into effect, the Principal needs to submit the Notice of the Entrusted Loan to the Agent at the time the Entrusted Loan is provided to the Borrower. The Agent shall execute a loan agreement with the Borrower in accordance with the Notice of the Entrusted Loan submitted by the Principal and provides the loan in a timely manner.

Article 5 As to the Entrusted Loan under this Agreement, the Principal may require the Borrower to provide securities if necessary. The type of the security, the guarantor and the assets to be mortgaged or pledged shall be approved by the Principal and specifically set forth in the Notice of the Entrusted Loan.

Article 6 The Principal is to bear the risk of this Entrusted Loan, and has no right to require the Agent to assume the risk in any way. If the principal or the interest of the loan cannot be repaid on time due to the fault of the Borrower, the Principal has no right to claim responsibility against the Agent for the repayment of the principal or the interest.

Article 7 A commission shall be paid by the Borrower to the Agent, and will be set forth in detail in the Entrusted Loan Agreement.

Article 8 Before the Entrusted Loan is provided to the Borrower, the Agent and the Borrower shall execute Entrusted Loan Agreement, the copy of which shall be delivered to the Principal within three (3) business days after the Entrust Loan Agreement comes into effect.

Article 9 Advanced repayment or extension of the loan requested by the Borrower shall only be proceeded with upon the approval of the Principal.

Article 10 If the Borrower fails to repay the Entrusted Loan when the loan is due, the Agent shall inform the Principal in a timely manner and pursue with the collection of the loan against the Borrower and the Guarantor actively.

Article 11 If the Borrower fails to repay the Entrusted Loan when the loan is due, the Principal has the right to terminate the entrustment agreement by giving a written notice to the Agent. The Agent, based on the written notice from the Principal, shall stop to charge the commission, rescind the relevant loan agreement and set off the Entrusted Loan with the Entrusted Capital.

Article 12 If the commission fee is paid at one installment or monthly but the Principal refuses to continue the payment of the commission after the loan is due, on the following day of the maturity date of the Entrusted Loan, the Agent may terminate the entrustment agreement unilaterally, rescind the relevant loan agreement and set off the Entrusted Loan with the Entrusted Capital.

Article 13 Responsibility of the Breach

1.	If the Principal provides false material to prove the identity of the Borrower, or if the Borrower of the Entrusted Loan designated by the Principal is illegal, the consequence shall be borne by the Principal.

2.	If the use of the loan determined by the Principal is illegal, the economic or legal responsibility resulted hereof shall be borne by the Principal.

3.	If the Principal act against Article 2 and 3 of this Agreement, the Notice of the Entrusted Loan will be void and the Agent can refuse to provide the Entrusted Loan.

4.	If the Agent agrees to the Borrower’s request of advanced payment or extension of the loan without the approval of the Principal, the economic responsibility resulted hereof shall be borne by the Agent. The Principal can request the Agent to withdraw the extended loan within a prescribed time limit.

Article 14 This Agreement shall not be modified or terminated unilaterally after it comes into effect. It can only be modified or rescinded through mutual consultation and written agreement between the Parties.

Article 15 Dispute Resolution

Disputes arising from the performance of this Agreement can be resolved through consultation of the Parties. When consultation fails, the parties shall submit the dispute to the People’s Court where Agent is situated.

Article 16 Miscellaneous

The Agent shall transfer the interest of the loan paid by the Borrower to the Principal within three (3) business days after the interest of the loan is received.

Article 17 Effectiveness of the Agreement

This Agreement shall come into effect upon the signing or stamped with the seal of the Parties and will be terminated automatically after all of the Entrusted Capital is withdrawn by the Principal.

Article 18 This Agreement is executed in three copies, one for the Principal and two for the Agent, with equal validity.

Article 19 Note

The Agent has reminded the Principal to give complete and accurate interpretation of the provisions in this Agreement and has made relevant explanation of the provisions as requested by the Principal. The Parties now has the same understanding of this Agreement.

Principal

Taicang Harbour Golden Concord Electric-Power Generation Co., Ltd.

(seal)

Representative or authorized agent: Zhu Gongshan

Agent

Bank of Jiangsu, Xuanwu Branch (seal)

Representative or authorized agent: Wu Aping

Dated: November 22, 2007

Place: Xuzhou